EXHIBIT 95

Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires domestic mine operators to disclose violations and orders issued under the Federal Mine Safety and Health Act of 1977 (the Mine Act) by the federal Mine Safety and Health Administration (MSHA).  We do not act as the owner of any mines but, as concerning the fiscal year prior to January 2, 2021, we may have acted as a mining operator as defined under the Mine Act where we may have been a lessee of a mine, a person who operates, controls or supervises such mine, or as an independent contractor performing services or construction of such mine.

Issuer ceased owning the items indicated below as of January 2, 2021, and accordingly the following table provides information solely for the period October 3, 2020 through January 2, 2021, which was the only period during the fiscal year ended October 1, 2021 during which Issuer operated any mines.

Mine (1)	Mine Act §104 Violations (2)	Mine Act §104(b) Orders (3)	Mine Act §104(d) Citations and Orders (4)	Mine Act §110(b)(2) Violations (5)	Mine Act §107(a) Orders (6)	Proposed Assessments from MSHA (In dollars ($))	Mining Related Fatalities	Mine Act §104(e) Notice (yes/no) (7)	Pending Legal Action before Federal Mine Safety and Health Review Commission (yes/no) (8)
Black Thunder Project	0	0	0	0	0	$0.00	0	No	No
Bayer Quartzite Quarry	0	0	0	0	0	$123	0	No	Yes

(1)	United States mines.
(2)

The total number of violations received from MSHA under §104 of the Mine Act, which includes citations for health or safety standards that could significantly and substantially contribute to a serious injury if left unabated.

(3)	The total number of orders issued by MSHA under §104(b) of the Mine Act, which represents a failure to abate a citation under §104(a) within the period of time prescribed by MSHA.
(4)	The total number of citations and orders issued by MSHA under §104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards.
(5)	The total number of flagrant violations issued by MSHA under §110(b)(2) of the Mine Act.
(6)	The total number of orders issued by MSHA under §107(a) of the Mine Act for situations in which MSHA determined an imminent danger existed.
(7)	A written notice from the MSHA regarding a pattern of violations, or a potential to have such pattern under §104(e) of the Mine Act.
(8)	The following Pending Legal Action Table provides information for the fiscal year ended October 1, 2021.

Mine	Number Pending Legal Actions	Contests of Penalty Assessments	Legal Actions Initiated	Legal Actions Resolved
Black Thunder Project	0	0	0	0
Bayer Quartzite Quarry	1	1	0	0